EXHIBIT 10.41

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Salon.com, a Delaware corporation (the “Company”) and Richard Gingras (“Executive”).  This Agreement is effective as of May 1, 2009 (the “Effective Date”).

1.           Employment Period.  The Company agrees to employ Executive, and Executive hereby agrees to accept such employment, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the date that Executive’s employment with the Company terminates (the “Termination Date”) (such period, the “Employment Period”) pursuant to the provisions of Section 4 of this Agreement.

2.           Terms of Employment.

(a)           Position and Duties.  During the Employment Period, Executive shall serve as Chief Executive Officer of the Company, with such duty, authority and responsibility as are commensurate with such position and assigned by the Company’s board of directors.  During the Employment Period, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company (except for vacation periods and reasonable periods of absence for illness or incapacity as permitted by the Company’s general employment policies and the terms of this Agreement).

(b)           Compensation.

(i)           Base Salary.  During the Employment Period, Executive shall receive a base salary (“Base Salary”) of $230,000, payable in accordance with the Company’s standard payroll practices and subject to standard payroll deductions and withholdings.

(ii)          Annual Performance Bonus. For each fiscal year, Executive will be eligible to receive a target annual bonus based upon the Company’s achievement of revenue and profit goals (“Target Annual Bonus”).  The Company’s Compensation Committee has the discretion to interpret goals, performance, and final payment amounts.  Executive’s initial Target Annual Bonus is 50% of Executive’s Base Salary.  Executive will be eligible to receive a pro rata performance bonus for fiscal 2010.

(iii)         Stock Options.  It is the intent of the parties that the Company grant Executive options to purchase the Company’s common stock comprising 10% of the Company’s fully diluted equity (the “Initial Grant”) measured as of the closing of the Company’s next financing of $3,000,000 or more (the “Financing”).  The Initial Grant shall qualify as incentive stock options to the maximum extent permitted under applicable law.

(A)           First Component of the Initial Grant.  The first component of the Initial Grant shall be 1,416,211 stock options (i.e., 8% of the Company’s fully diluted equity measured as of the date of grant), which shall be granted as soon as reasonably practicable following Executive’s first date of employment with the Company.

(B)           Completion of the Initial Grant.  The remainder of the Initial Grant shall comprise such amount of Company stock options as are necessary to ensure that the entire Initial Grant comprises 10% of the Company’s fully diluted equity measured as of the closing of the Financing, which grant shall be made as soon as reasonably practicable following the closing of the Financing.

(C)           Vesting.  Vesting on the Initial Grant shall commence on Executives first date of employment with the Company (the “Vesting Commencement Date”) and one-fourth (1/4th) of the shares subject to the Initial Grant shall vest and become exercisable on the first anniversary of the Vesting Commencement Date and one-forty-eighth (1/48) of the Initial Grant shall vest and become exercisable in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date.  For the avoidance of doubt, all stock options constituting the entire Initial Grant shall vest in accordance with this schedule (i.e., a four-year period starting on the Vesting Commencement Date) notwithstanding the actual date of grant of the second component of the Initial Grant.

(D)           Post-Termination Exercise Period.  Notwithstanding anything to the contrary contained in the Plan or any stock option agreement, the exercise period of the options comprising the Initial Grant following Executive’s termination of employment shall be twelve (12) months.

(E)           Other Terms.  Except as otherwise provided herein, the stock options comprising the Initial Grant and the Company’s common stock purchased upon exercise of such stock options shall be subject to the terms of the Plan and the stock option agreement and such other agreements pursuant to which they may be granted and/or exercised.

(iv)           Consulting Services.  The parties acknowledge that Executive has been providing services to the Company in a consulting capacity prior to the Effective Date.  In consideration for such services, the Company has agreed to pay Executive (i) $32,000 within five (5) days following the Effective Date and (ii) 110,345 shares of restricted stock vesting January 1, 2010 (the “Restricted Stock”) to be granted as soon as reasonably practicable following the Effective Date.

(v)           Registration.  The Company shall register the Initial Grant and the Restricted Stock on a Form S-8 as soon as reasonably practicable following the dates of grant of each component of such equity awards.

(vi)           Employee Benefit Plans. Except as otherwise expressly provided herein, during the Employment Period, Executive shall be entitled to participate in all employee benefit, vacation and other plans, policies and programs for which Executive is eligible under the terms and conditions of such plans, policies and programs which may be in effect from time to time and which the Company generally makes available to its executives; provided, however, that Executive shall be entitled to no less than four weeks (20 working days) of paid days off during each calendar year.

(c)           Insurance.  During the Employment Period and during any statute of limitations period thereafter, the Company will maintain industry standard directors and officers insurance coverage for its executives generally in an amount to be determined by the Company’s board of directors.

(d)           Other Terms and Conditions.  The employment relationship between the parties shall be governed by the general employment policies and procedures of the Company, including (but not limited to) those relating to the protection of confidential information and assignment of inventions; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.  Executive agrees to abide by all of the Company’s policies and procedures in effect from time to time, and further agrees to continue to abide by the terms and conditions of the Employee Confidentiality and Inventions Assignment Agreement between Executive and the Company, entered into on contemporaneously herewith and attached hereto as Exhibit A.  Executive’s duties under the Employee Confidentiality and Inventions Assignment Agreement shall survive termination of Executive’s employment with the Company.

3.           Outside Activities.

(a)           Activities.  During the Employment Period, Executive will not, without the Company’s express written consent, (i) engage in any employment or business activity other than for the Company or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company); provided that Executive may devote reasonable time and attention to (x) serving as a director, advisory board member, trustee or member of any committee of any company or other entity with the prior approval of the Company’s board of directors, which approval shall not be unreasonably withheld, (y) engaging in charitable or community activities and (z) managing his personal investments and affairs, to the extent that such services or activities do not substantially interfere with the performance of Executive’s duties under this Agreement.

(b)           No Conflicts.  During the Employment Period, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest adverse to or in conflict with the interest of the Company, its business or prospects, financial or otherwise; provided, however, that this provision shall not prohibit Executive from making a passive investment not exceeding 1% of the outstanding equity securities of any publicly-traded company.

4.           Termination Of Employment; Change in Control.

(a)           At-Will Employment.  Executive’s employment relationship with the Company is at-will, and either Executive or the Company may terminate that employment relationship at any time and for any reason, with or without Cause (as defined below) upon giving ten (10) calendar days written notice to the other party; provided, however, that the Company may effect an immediate termination of this Agreement upon a termination for Cause.  This at-will employment relationship cannot be changed except in writing signed by the Executive and a duly authorized officer of the Company.

(b)           Cause.  For purposes of this Agreement, Executive’s employment will be deemed to be terminated for “Cause” if his termination occurs for any of the following reasons:

(i)           his conviction of any felony involving the Company or any crime involving fraud or dishonesty;

(ii)         any unauthorized use or willful disclosure of the Company’s material proprietary information which has a materially adverse effect on the Company’s business or reputation;

(iii)        any intentional misconduct or gross negligence on Executive’s part which has a materially adverse effect on the Company’s business or reputation; or

(iv)         Executive’s willful and continued failure to substantially perform the duties, functions and responsibilities of his executive position (other than any such failure resulting from his incapacity due to Disability or any such actual or anticipated failure resulting from his resignation for Good Reason) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties, and which performance is not substantially corrected by him within 30 days of receipt of such demand. For purposes of the previous sentence, no act or failure to act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in clause (i), (ii), (iii) or (iv) of the first sentence of this paragraph and specifying the particulars thereof in detail.

(c)           Good Reason.  For purposes of this Agreement, “Good Reason” means that Executive voluntarily resigns within ninety (90) days following the expiration of any cure period (as discussed below) following the occurrence of any of the following events, without Executive’s written consent:

(i)           a material reduction of Executive’s duties, title, authority or responsibilities, provided, however, that a material reduction of Executive’s duties, title, authority or responsibilities shall exist if at any time he is no longer the Chief Executive Officer of the Company or, at any time more than six (6) months following a Change in Control, he is not the Chief Executive Officer of the combined or acquiring company;

(ii)          a material reduction by the Company of Executive’s Base Salary or Target Annual Bonus as in effect immediately prior to such reduction, provided, however, that, other than following a Change in Control, if the Company institutes a company-wide reduction in salaries and target annual bonus rates (not exceeding 10%) for other executive management team members, such reduction shall not be deemed “material” for this subsection;

(iii)         Executive’s relocation to a facility or a location more than fifty (50) miles from Company’s current headquarters; or

(iv)          In the context of a Change in Control, the failure of the Company to obtain an agreement from any successor to assume and agree to perform this Agreement, or, if the business of the Company for which Executive’s services are principally performed is sold at any time after a Change in Control, the failure of the Company to obtain such an agreement from the purchaser of such business.

Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(d)           Disability.  For purposes of this Agreement, “Disability” means Executive’s inability to perform his duties and responsibilities under this Agreement for a period of more than 120 consecutive days, or for more than 180 days, whether or not continuous, during any 365-day period, due to physical or mental incapacity or impairment.  A determination of Disability will be made by a physician reasonably satisfactory to both Executive and the Company and paid for by the Company whose decision shall be final and binding on Executive and the Company; provided, however, that if the parties cannot agree as to a physician, then each shall select and pay for a physician and these two together shall select a third physician whose fee shall be borne equally by Executive and the Company and whose determination of Disability shall be binding on Executive and the Company.

(e)           Involuntary Termination; Resignation for Good Reason.  Should Executive be terminated pursuant to an Involuntary Termination or resign for Good Reason, then subject to the provisions of Section 5, Executive shall receive the following benefits: (i) acceleration of any unvested equity award then held by Executive equal to 24 months of vesting, (ii) extension of the post-termination exercise period of Executive’s unvested equity awards to 24 months and (iii) provided that Executive timely elects continued group health insurance participation following the Termination Date pursuant to the federal Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or similar state law (collectively, “COBRA”), then for a period of six (6) months following the Termination Date, the Company will reimburse Executive’s COBRA premiums sufficient to continue group health insurance coverage for Executive and Executive’s eligible dependents at the same level of coverage in effect as of the Termination Date, to the extent such coverage remains available.  For purposes of this Agreement, “Involuntary Termination” shall mean the involuntary termination of Executive’s employment with the Company (other than a termination for Cause).  For the avoidance of doubt, Executive shall not be entitled to benefits hereunder in the event Executive is terminated for Cause or resigns voluntarily.

(f)           Change in Control.  For purposes of this Agreement, “Change in Control” means (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred, or (b) any sale of all or substantially all assets of the Company.  In the event of a Change in Control:

(i)           Fifty percent (50%) of Executive’s then unvested equity awards shall become vested.

(ii)          If Executive’s employment is terminated pursuant to an Involuntary Termination or Executive resigns for Good Reason within three (3) months before or twelve (12) months after the closing of a Change in Control, then Executive’s remaining unvested equity awards shall become vested.

(iii)         The Company (or its successor in interest) will pay Executive an amount in cash equal to the excess, if any, of (A) 5% of the aggregate consideration (including all cash and non-cash consideration) paid or exchanged by one or more acquirers in connection with such Change in Control over (B) Executive’s Option Gains (as defined below).  For purposes of this Agreement, “Executive’s Option Gains” means the sum of (x) for stock options held by Executive on the date of the closing of the transactions constituting a Change in Control (the “Change in Control Date”), the excess, if any, of the aggregate fair market value of the Company common stock underlying such stock options measured as of the Change in Control Date over the aggregate exercise price of such stock options plus (y) for stock options exercised by Executive prior to the Change in Control Date, the excess, if any, of the aggregate fair market value of the Company common stock underlying such stock options as of the date of each such exercise over the aggregate exercise price of such stock options.  The cash payment described in this Section 4(f)(iii) will be paid as soon as administratively practicable after the Change in Control Date, but in no event later than the 15th day of the third month following the end of the year in which the Change in Control occurs.

(g)           Release.  In order for Executive to receive the benefits described in Sections 4(e) and 4(f)(ii) of this Agreement, Executive shall execute and allow to become effective a complete and general release of claims in the form set forth as Exhibit B.

5.           General Provisions

(a)           Integration.  This Agreement, including all exhibits hereto, constitute the complete, final and exclusive embodiment of the entire agreement between the parties with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations, including, but not limited to, any prior offer letters or employment agreements by or between the Company or any of its subsidiaries and Executive.  This Agreement cannot be modified except in writing signed by Executive and the Company.

(b)           Interpretation.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective under applicable law.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  Any invalid or unenforceable provision shall be modified so as to be rendered valid and enforceable in a manner consistent with the intent of the parties insofar as possible.

(c)           No Waiver.  Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right under this Agreement.

(d)           Governing Law.  This Agreement will be governed by the internal substantive laws, but not the choice of law rules, of the state of California.

(e)           Arbitration.  In the event of any dispute or claim relating to or arising out of Executive’s employment with the Company or termination thereof (including, but not limited to, any claims of breach of contract, wrongful termination, harassment, or age, sex, race or other discrimination), Executive and the Company agree that to the maximum extent allowable by law, any and all such disputes will be fully and finally resolved only by binding arbitration conducted by the American Arbitration Association (the “AAA”).  The AAA will administer the arbitration in accordance with its National Employment Dispute Resolution rules, as those rules are then in effect.  Executive acknowledges that he has been encouraged to speak with an attorney prior to signing this Agreement, and that by accepting this Agreement Executive is waiving any right to a jury trial in any matter that the law permits to be resolved by arbitration.  However, this Agreement will not apply to any disputes or claims by Executive or the Company relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.  The Company will incur all of the costs of the arbitration which would not ordinarily be borne by Executive had Executive filed a lawsuit in court.

(f)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Facsimile signatures shall be deemed as effective as originals.

(g)           No Assignment.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executives and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

(h)           Notice.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the board of directors of the Company at its principal corporate offices.  Any notice required to be given or delivered to Executive shall be in writing and addressed to Executive at the address indicated herein or to the last known address provided by Executive to the Company.  All notices shall be deemed to have been given or delivered upon (i) personal delivery, (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), (iii) one (1) business day after deposit with any return receipt express courier (prepaid) or (iv) one (1) business day after transmission by facsimile.

(i)           Section 280G

(i)         Notwithstanding anything herein to the contrary, if any payment or benefit hereunder or otherwise payable to Executive constitutes a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the net after-tax amount of any such parachute payment is less than the net after-tax amount if the aggregate payments and benefits to be made to Executive were three times Executive's “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payments shall be reduced to an amount equal to three times Executive's base amount, less $1.00.  If a reduction in parachute payments is necessary, reduction will occur in the following order: reduction of cash payments; reduction of employee benefits; cancellation of accelerated vesting of equity awards.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

(ii)        The determinations to be made with respect to this Section shall be made by the Company's independent accountants or such other person or entity to which the parties mutually agree, which shall be paid by the Company for the services to be provided hereunder.  For purposes of making the calculations required by this Section 5(j), the accountants may make reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code and make reasonable assumptions regarding Executive's marginal tax rate in effect for such parachute payments, including the effect of the deductibility of state and local taxes on such marginal tax rate.  Executive and the Company shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties have executed this Agreement as of the Effective Date written above.

Salon.com

By: /s/ Norman M. Blashka

Name: Norman M. Blashka

Title: Executive Vice President & Chief Financial Officer

Date: May 4, 2009

Executive:

/s/ Richard Gingras
Richard Gingras

Address:        546 Covington Road
Los Altos, CA 94024

Exhibit A – Employee Confidentiality and Inventions Assignment Agreement
Exhibit B – Release

Exhibit A

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

Exhibit B

Release

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, and subject to the Company’s compliance with its post-termination obligations to Executive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Family and Medical Leave Act; the Employee Retirement Income Security Act; California Fair Employment and Housing Act (as amended ), any state labor code; the Equal Pay Act, of 1963, as amended.

Section 1542 Waiver.  I hereby acknowledge that I have read and understand Section 1542 of the Civil Code of the State of California, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of any unknown or unsuspected claims I may have against the Company, its affiliates, and the entities and persons specified above.

ADEA Waiver and Release.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).  The parties acknowledge and agree that revocation by you of the ADEA Waiver and Release is not effective to revoke your waiver or release of any other claims pursuant to this Agreement.

By: ____________________________        Date: ___________________________